AMENDMENT TO THE

ETF Transfer Agent Servicing Agreement

THIS AMENDMENT (this “Amendment”) is made and entered into effective as of the last day written on the signature page by and between STERLING CAPITAL FUNDS, a Massachusetts business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services), a Wisconsin limited liability company (“USBGFS”).

WHEREAS, the parties entered into an ETF Transfer Agent Servicing Agreement dated as of December 8, 2025 (the “Agreement”);

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add the following Funds;

•	Sterling Capital Enhanced Core Bond ETF
•	Sterling Capital Short Duration Bond ETF
•	Sterling Capital Ultra Short Bond ETF

WHEREAS, Section 14(f) of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	As of the Effective Date, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with the Exhibit A attached hereto.
2.	Except to the extent amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer effective as of the Effective Date.

STERLING CAPITAL FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:		By:
Name:	Todd M. Miller	Name:	Gregory Farley
Title:	Treasurer & Secretary	Title:	Sr. Vice President
Date:	[●]	Date:	[●]

EXHIBIT A

Funds

Sterling Capital National Municipal Bond ETF

Sterling Capital Multi-Strategy Income ETF

Sterling Capital Hedged Equity Premium Income ETF

Sterling Capital Enhanced Core Bond ETF

Sterling Capital Short Duration Bond ETF

Sterling Capital Ultra Short Bond ETF